Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces

Conversion of $20 Million in Convertible Promissory Notes

Irvine, CA, January 27, 2016 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), announced today that, pursuant to the terms of the $20 million Convertible Promissory Notes issued in April 2013 (the “Notes”), the Company has decided to exercise its option to convert the Notes to common stock, eliminating $20 million in debt from its balance sheet and saving the Company $375,000 in quarterly interest payments beginning in April 2016.  The conversion will result in the Company issuing an aggregate of 1,839,080 shares of common stock.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We are excited to take advantage of our stock price performance, which allows for the early conversion of our convertible notes maturing in April 2018. We believe that the Company and its shareholders will benefit greatly from this exchange, as it meaningfully reduces our interest expense payments and strengthens our balance sheet. We are also pleased to have the continued support of our convertible investors, who have indicated their intention to carry on as common stock investors in IMH and to participate in our long-term growth.”

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com.